Exhibit 99.1

ALTRIA REPORTS 2024 THIRD-QUARTER AND NINE-MONTHS RESULTS;
REAFFIRMS 2024 FULL-YEAR EARNINGS GUIDANCE

RICHMOND, Va. - October 31, 2024 - Altria Group, Inc. (NYSE: MO) today reports our 2024 third-quarter and nine-months business results and reaffirms our guidance for 2024 full-year adjusted diluted earnings per share (EPS).

“Altria delivered outstanding results in the third quarter,” said Billy Gifford, Altria’s Chief Executive Officer. “The smokeable products segment delivered solid operating companies income growth behind the resilience of Marlboro, and in the oral tobacco products segment, our MST brands continued to drive profitability while on! maintained momentum in the marketplace. We also continued to reward shareholders through a growing dividend and share repurchases while making investments in pursuit of our Vision.”

“We also announce today a new Optimize & Accelerate initiative designed to modernize our processes, which we believe will accelerate progress toward our Vision, and we reaffirm our guidance to deliver 2024 full-year adjusted diluted EPS in a range of $5.07 to $5.15. This range represents an adjusted diluted EPS growth rate of 2.5% to 4% from a base of $4.95 in 2023.”

Altria Headline Financials[1]

($ in millions, except per share data)	Q3 2024	Change vs. Q3 2023	Q3 YTD 2024	Change vs. Q3 YTD 2023
Net revenues	$6,259	(0.4)%	$18,044	(2.5)%
Revenues net of excise taxes	$5,344	1.3%	$15,338	(0.9)%

Reported tax rate	24.2%	(1.3) pp	24.4%	(1.5) pp
Adjusted tax rate	23.9%	(0.5) pp	24.3%	(0.4) pp

Reported diluted EPS[2]	$1.34	9.8%	$4.75	39.7%
Adjusted diluted EPS[2]	$1.38	7.8%	$3.84	1.6%
1 “Adjusted” financial measures presented in this release exclude the impact of special items. See “Basis of Presentation” for more information and see the schedules to this press release for reconciliations to corresponding GAAP measures.
2 “EPS” represents diluted earnings per share.

As previously announced, a conference call with the investment community and news media will be webcast on October 31, 2024 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts.
6601 West Broad Street, Richmond VA 23230

NJOY
Business Results
Third Quarter:
•NJOY consumables reported shipment volume increased 15.6% versus the prior year to 10.4 million units.
•NJOY devices reported shipment volume increased +100% versus the prior year to 1.1 million units.
•NJOY retail share of consumables in the U.S. multi-outlet and convenience channel increased 2.8 share points versus the prior year to 6.2%.
First Nine Months:
•NJOY consumables reported shipment volume was 33.8 million units.
•NJOY devices reported shipment volume was 3.9 million units.
•NJOY retail share of consumables in the U.S. multi-outlet and convenience channel was 5.3%.

Optimize & Accelerate Initiative
We intend to commence a multi-phase Optimize & Accelerate initiative (Initiative) designed to modernize our ways of working as we accelerate our progress toward our Vision and 2028 Enterprise Goals. Through the Initiative, we plan to increase our organization’s speed, efficiency and effectiveness by centralizing work, streamlining and standardizing processes, further using generative artificial intelligence and automation, and outsourcing certain transactional tasks. We expect the design and detailed plans for all phases of the Initiative to be substantially complete in 12 to 18 months.
As part of the Initiative, we intend to establish an Accelerated Business Solutions organization within Altria Client Services LLC. This organization will be responsible for driving efficiency and process improvement across our companies in partnership with external service providers.
We expect the initial phases of the Initiative will deliver at least $600 million in cumulative cost savings over the next five years, which we plan to reinvest in our businesses in support of our Vision and 2028 Enterprise Goals. The cumulative cost savings exclude our estimated total pre-tax charges for these initial phases of approximately $100 million to $125 million (excluding any non-cash impact that may result from pension settlement and curtailment accounting), which we intend to treat as special items and exclude from our adjusted diluted EPS. Substantially all of these charges will result in cash expenditures and will consist of employee separations, new technology, business advisory services and other costs. Although we are still evaluating certain aspects of the initial phases of the Initiative, for which the associated costs are not yet deemed probable and reasonably estimable, we expect to record the majority of the charges related to the initial phases of the Initiative by the end of the first half of 2025, with the initial charges being recorded beginning in the fourth quarter of 2024. As we further develop and finalize detailed plans for the additional phases of the Initiative, we plan to update estimated related costs and cumulative cost savings as such amounts become probable and reasonably estimable.

Cash Returns to Shareholders
Share Repurchase Program
•In the third quarter, we repurchased 13.5 million shares at an average price of $50.37, for a total cost of $680 million. Through the first nine months, we repurchased 67.6 million shares at an average price of $45.68, for a total cost of $3.1 billion.
•As of September 30, 2024, we had $310 million remaining under our currently authorized $3.4 billion share repurchase program, which we expect to complete by December 31, 2024. Share repurchases depend on marketplace conditions and other factors, and the program remains subject to the discretion of our Board of Directors (Board).
Dividends
•We paid dividends of $1.7 billion and $5.1 billion in the third quarter and first nine months, respectively.
•In August, our Board increased our regular quarterly dividend by 4.1%, marking the 59th increase in the past 55 years. Our current annualized dividend rate is $4.08 per share.

•We maintain our progressive dividend goal that targets mid-single digits dividend per share growth annually through 2028. Future dividend payments remain subject to the discretion of our Board.

Environmental, Social and Governance
Our Corporate Responsibility Focus Areas are: (i) reduce the harm of tobacco products, (ii) prevent underage use, (iii) protect the environment, (iv) drive responsibility through our value chain, (v) support our people and communities and (vi) engage and lead responsibly. Our corporate responsibility reports are available on the Responsibility section of www.altria.com.
•In 2023, we achieved essentially all of our 2030 environmental targets ahead of schedule, and we submitted revised 2030 greenhouse gas emissions targets to the Science Based Targets Initiative (SBTi) for validation. In October 2024, we established new SBTi-approved targets, including a net-zero emissions by 2050 target. For more information on our strategy to protect the environment, please visit www.altria.com/responsibility.
•In 2023, we commenced an equity and civil rights assessment (Assessment) in response to a 2022 shareholder proposal requesting that we commission a civil rights equity audit. The Assessment is Altria-led and overseen by an external independent Advisory Review Board. We have completed the Assessment and third-party assurance of the draft report is currently underway. We expect to publish the final report by the end of 2024.

2024 Full-Year Guidance
We reaffirm our guidance to deliver 2024 full-year adjusted diluted EPS in a range of $5.07 to $5.15, representing a growth rate of 2.5% to 4% from a base of $4.95 in 2023. We expect 2024 adjusted diluted EPS growth to be weighted to the second half of the year. Our guidance includes the impact of two additional shipping days in 2024, the first of which occurred in the third quarter, and assumes limited impact on combustible and e-vapor product volumes from enforcement efforts in the illicit e-vapor market.
While our 2024 full-year adjusted diluted EPS guidance accounts for a range of scenarios, the external environment remains dynamic. We will continue to monitor conditions related to (i) the economy, including the cumulative impact of inflation, (ii) adult tobacco consumer (ATC) dynamics, including purchasing patterns and adoption of smoke-free products, (iii) illicit e-vapor enforcement and (iv) regulatory, litigation and legislative developments.
Our 2024 full-year adjusted diluted EPS guidance range includes planned investments in support of our Vision, such as (i) marketplace activities in support of our smoke-free products and (ii) continued smoke-free product research, development and regulatory preparation expenses. This guidance range excludes the special items for the first nine months of 2024 shown in Table 1 and the per share impacts that we expect to record in the fourth quarter of 2024 related to (i) income tax items of approximately $0.9 billion for the expected reversal of an unrecognized tax benefit resulting in the partial release of a valuation allowance related to our former investment in JUUL Labs, Inc. (JUUL) in connection with an agreement reached in October 2024 with the Internal Revenue Service, and (ii) the charges associated with the Initiative discussed above.
We continue to expect our 2024 full-year adjusted effective tax rate to be in a range of 24% to 25%. We now expect our 2024 capital expenditures to be between $125 million and $175 million, a change from our previous expectation of $175 million to $225 million and expect our 2024 depreciation and amortization expenses to be approximately $285 million, a change from our previous expectation of $310 million.
Our full-year adjusted diluted EPS guidance range and full-year forecast for our adjusted effective tax rate exclude the impact of certain income and expense items that our management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, asset impairment charges, acquisition, disposition and integration-related items, equity investment-related special items, certain income tax items, charges associated with tobacco and health and certain other litigation items, and resolutions of certain non-participating manufacturer (NPM) adjustment disputes under the Master Settlement Agreement (NPM Adjustment Items). See Table 1 below for the income and expense items for the third quarter and first nine months of 2024.
Our management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on our reported diluted EPS or our effective tax rate because these items, which could be significant, may be unusual or infrequent, are difficult to predict and may be highly variable. As a result, we do not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, our adjusted diluted EPS guidance or our adjusted effective tax rate forecast.

ALTRIA GROUP, INC.
See “Basis of Presentation” below for an explanation of financial measures and reporting segments discussed in this release.

Financial Performance
Third Quarter
•Net revenues decreased 0.4% to $6.3 billion, primarily driven by lower net revenues in the smokeable products segment and the all other category, partially offset by higher net revenues in the oral tobacco products segment. Revenues net of excise taxes increased 1.3% to $5.3 billion.
•Reported diluted EPS increased 9.8% to $1.34, primarily driven by fewer shares outstanding, higher operating companies income (OCI) and lower ABI-related special items, partially offset by higher costs associated with the acquisition of NJOY.
•Adjusted diluted EPS increased 7.8% to $1.38, primarily driven by fewer shares outstanding and higher adjusted OCI.
First Nine Months
•Net revenues decreased 2.5% to $18.0 billion, driven by lower net revenues in the smokeable products segment, partially offset by higher net revenues in the oral tobacco products segment. Revenues net of excise taxes decreased 0.9% to $15.3 billion.
•Reported diluted EPS increased 39.7% to $4.75, primarily driven by the gain on the assignment of the IQOS Tobacco Heating System commercialization rights to Philip Morris International Inc. (PMI), 2023 charges related to our former investment in JUUL, lower tobacco and health and certain other litigation items, fewer shares outstanding and the partial sale of our investment in ABI and related favorable income tax items. These items were partially offset by lower reported OCI, which includes a non-cash impairment of the Skoal trademark, and higher costs associated with the acquisition of NJOY.
•Adjusted diluted EPS increased 1.6% to $3.84, primarily driven by fewer shares outstanding, partially offset by lower adjusted OCI.

Table 1 - Altria’s Adjusted Results

	Third Quarter			Nine Months Ended September 30,
	2024	2023	Change	2024	2023	Change
Reported diluted EPS	$1.34	$1.22	9.8%	$4.75	$3.40	39.7%
NPM Adjustment Items	(0.01)	—		(0.01)	—
Acquisition, disposition and integration-related items	0.02	—		(1.07)	—
Asset impairment	—	—		0.15	—
Tobacco and health and certain other litigation items	0.01	0.01		0.04	0.18
Loss on disposition of JUUL equity securities	—	—		—	0.14
ABI-related special items	0.01	0.03		(0.01)	0.02
Cronos-related special items	—	—		0.01	0.02
Income tax items	0.01	0.02		(0.02)	0.02
Adjusted diluted EPS	$1.38	$1.28	7.8%	$3.84	$3.78	1.6%
Note: For details of pre-tax, tax and after-tax amounts, see Schedules 7 and 9.

Special Items
The EPS impact of the following special items is shown in Table 1 and Schedules 6, 7, 8 and 9.
Acquisition, Disposition and Integration-Related Items
In the third quarter of 2024, we recorded pre-tax expenses of $44 million (or $0.02 per share) for NJOY acquisition-related costs. In the first nine months of 2024, we recorded net pre-tax income of $2.5 billion (or $1.07 per share) of acquisition, disposition and integration-related items, primarily related to a pre-tax gain of $2.7 billion on the assignment of the IQOS Tobacco Heating System commercialization rights to PMI in April 2024, partially offset by pre-tax expenses associated with the acquisition of NJOY, including a pre-tax charge of $140 million related to a change in the fair value of the contingent payments.
Asset Impairment
In the first nine months of 2024, we recorded a non-cash, pre-tax charge of $354 million (or $0.15 per share) for an impairment of the Skoal trademark.
Tobacco and Health and Certain Other Litigation Items
In the first nine months of 2024, we recorded pre-tax charges of $90 million (or $0.04 per share) for tobacco and health and certain other litigation items and related interest costs.
In the first nine months of 2023, we recorded pre-tax charges of $424 million (or $0.18 per share) for tobacco and health and certain other litigation items and related interest costs, primarily driven by our settlement of JUUL-related litigation.
Loss on Disposition of JUUL Equity Securities
In the first nine months of 2023, we recorded a non-cash, pre-tax loss of $250 million (or $0.14 per share) related to the disposition of our former investment in JUUL. We recorded a corresponding adjustment to the JUUL tax valuation allowance.
ABI-Related Special Items
In the first nine months of 2024, we recorded net pre-tax income of $39 million (or $0.01 per share) for ABI-related special items, primarily related to our pre-tax gain on the partial sale of our investment in ABI, net of transaction costs, partially offset by mark-to-market losses on certain ABI financial instruments associated with its share commitments.
In the third quarter and first nine months of 2023, we recorded net pre-tax losses of $82 million (or $0.03 per share) and $54 million (or $0.02 per share), respectively, for ABI-related special items consisting primarily of mark-to-market losses on certain ABI financial instruments associated with its share commitments.
The ABI-related special items include our respective share of the amounts recorded by ABI and additional adjustments related to (i) the conversion of ABI-related special items from international financial reporting standards to GAAP and (ii) adjustments to our investment required under the equity method of accounting.
Cronos-Related Special Items
In the first nine months of 2023, we recorded pre-tax losses of $30 million (or $0.02 per share) for Cronos-related special items, substantially all of which related to our share of special items recorded by Cronos. We recorded a corresponding adjustment to the Cronos tax valuation allowance.
Income Tax Items
In the first nine months of 2024, we recorded income tax items of $41 million (or $0.02 per share), due primarily to an income tax benefit from the partial release of a valuation allowance on JUUL-related losses, partially offset by interest expense on tax reserves recorded in prior years. The valuation allowance release was due to the capital gain associated with the partial sale of our investment in ABI.
In the third quarter and first nine months of 2023, we recorded income tax items of $29 million (or $0.02 per share), due primarily to tax expense associated with a tax basis adjustment related to our investment in ABI.

SMOKEABLE PRODUCTS

Revenues and OCI
Third Quarter
•Net revenues decreased 0.6%, primarily driven by lower shipment volume and higher promotional investments, partially offset by higher pricing. Revenues net of excise taxes increased 1.2%.
•Reported and adjusted OCI increased 7.1%, primarily driven by higher pricing and lower selling, general and administrative (SG&A) costs, partially offset by lower shipment volume, higher promotional investments and higher per unit settlement charges. Adjusted OCI margins increased by 3.5 percentage points to 63.1%.
First Nine Months
•Net revenues decreased 3.3%, primarily driven by lower shipment volume and higher promotional investments, partially offset by higher pricing. Revenues net of excise taxes decreased 1.7%.
•Reported OCI increased 1.1%, primarily driven by higher pricing and lower SG&A costs, partially offset by lower shipment volume, higher promotional investments, higher per unit settlement charges and higher manufacturing costs.
•Adjusted OCI increased 0.9%, primarily driven by higher pricing and lower SG&A costs, partially offset by lower shipment volume, higher promotional investments, higher per unit settlement charges and higher manufacturing costs. Adjusted OCI margins increased by 1.6 percentage points to 61.7%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2024	2023	Change	2024	2023	Change
Net revenues	$5,540	$5,572	(0.6)%	$15,941	$16,482	(3.3)%
Excise taxes	(888)	(976)		(2,630)	(2,945)
Revenues net of excise taxes	$4,652	$4,596	1.2%	$13,311	$13,537	(1.7)%

Reported OCI	$2,937	$2,743	7.1%	$8,183	$8,092	1.1%
NPM Adjustment Items	(23)	(15)		(29)	(15)
Tobacco and health and certain other litigation items	21	13		59	65
Adjusted OCI	$2,935	$2,741	7.1%	$8,213	$8,142	0.9%
Reported OCI margins [1]	63.1%	59.7%	3.4 pp	61.5%	59.8%	1.7 pp
Adjusted OCI margins [1]	63.1%	59.6%	3.5 pp	61.7%	60.1%	1.6 pp
1 Reported and adjusted OCI margins are calculated as reported and adjusted OCI, respectively, divided by revenues net of excise taxes.

Shipment Volume
Third Quarter
•Smokeable products segment reported domestic cigarette shipment volume decreased 8.6%, primarily driven by the industry’s decline rate (impacted by the growth of illicit e-vapor products and continued discretionary income pressures on ATCs) and retail share losses, partially offset by trade inventory movements and calendar differences.
•When adjusted for trade inventory movements and calendar differences, smokeable products segment domestic cigarette shipment volume decreased by an estimated 11.5%.
•When adjusted for trade inventory movements and calendar differences, total estimated domestic cigarette industry volume decreased by an estimated 9%.
•Reported cigar shipment volume decreased 1.6%.
First Nine Months
•Smokeable products segment reported domestic cigarette shipment volume decreased 10.6%, primarily driven by the industry’s decline rate (impacted by the growth of illicit e-vapor products and continued discretionary income pressures on ATCs), retail share losses and trade inventory movements, partially offset by calendar differences.
•When adjusted for calendar differences and trade inventory movements, smokeable products segment domestic cigarette shipment volume decreased by an estimated 11%.
•When adjusted for calendar differences, trade inventory movements and other factors, total estimated domestic cigarette industry volume decreased by an estimated 9%.
•Reported cigar shipment volume decreased 2.8%.

Table 3 - Smokeable Products: Reported Shipment Volume (sticks in millions)

	Third Quarter			Nine Months Ended September 30,
	2024	2023	Change	2024	2023	Change
Cigarettes:
Marlboro	16,122	17,437	(7.5)%	47,411	52,339	(9.4)%
Other premium	824	895	(7.9)%	2,397	2,674	(10.4)%
Discount	695	970	(28.4)%	2,181	3,119	(30.1)%
Total cigarettes	17,641	19,302	(8.6)%	51,989	58,132	(10.6)%

Cigars:
Black & Mild	443	451	(1.8)%	1,320	1,359	(2.9)%
Other	1	—	100.0%	3	2	50.0%
Total cigars	444	451	(1.6)%	1,323	1,361	(2.8)%

Total smokeable products	18,085	19,753	(8.4)%	53,312	59,493	(10.4)%
Note: Cigarettes volume includes units sold as well as promotional units but excludes units sold for distribution to Puerto Rico, U.S. Territories to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to our smokeable products segment.

Retail Share and Brand Activity
Third Quarter
•Marlboro retail share of the total cigarette category was 41.7%, a decrease of 0.6 share points versus the prior year and 0.3 share points sequentially. Marlboro share of the premium segment was 59.3%, an increase of 0.3 share points versus the prior year and a decrease of 0.1 share point sequentially.
•The cigarette industry discount retail share was 29.8%, an increase of 1.5 share points versus the prior year and 0.5 share points sequentially, primarily due to continued discretionary income pressures on ATCs.
First Nine Months
•Marlboro retail share of the total cigarette category was 41.9%, a decrease of 0.2 share points. Marlboro share of the premium segment was 59.3%, an increase of 0.5 share points.
•The cigarette industry discount retail share was 29.4%, an increase of 1.1 share points, primarily due to continued discretionary income pressures on ATCs.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	Third Quarter			Nine Months Ended September 30,
	2024	2023	Percentage point change	2024	2023	Percentage point change
Cigarettes:
Marlboro	41.7%	42.3%	(0.6)	41.9%	42.1%	(0.2)
Other premium	2.2	2.3	(0.1)	2.2	2.3	(0.1)
Discount	1.8	2.4	(0.6)	2.0	2.6	(0.6)
Total cigarettes	45.7%	47.0%	(1.3)	46.1%	47.0%	(0.9)
Note: Retail share results for cigarettes are based on data from Circana, LLC (Circana) as well as MSAi. Circana maintains a blended retail service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers through the Store Tracking Analytical Reporting System (STARS), as provided by MSAi. This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is the standard practice of retail services to periodically refresh their retail scan services, which could restate retail share results that were previously released in these services.

ORAL TOBACCO PRODUCTS

Revenues and OCI
Third Quarter
•Net revenues increased 5.4%, primarily driven by higher pricing and higher shipment volume, partially offset by higher promotional investments and a higher percentage of on! shipment volume relative to MST versus the prior year (mix change). Revenues net of excise taxes increased 5.8%.
•Reported and adjusted OCI increased 2.0%, primarily driven by higher pricing and higher shipment volume, partially offset by higher SG&A costs, higher promotional investments and mix change. Adjusted OCI margins decreased by 2.5 percentage points to 66.8%.
First Nine Months
•Net revenues increased 4.6%, driven by higher pricing, partially offset by mix change and lower shipment volume. Revenues net of excise taxes increased 5.2%.
•Reported OCI decreased 24.2%, primarily driven by a non-cash impairment of the Skoal trademark, mix change, higher SG&A costs and lower shipment volume, partially offset by higher pricing.
•Adjusted OCI increased 2.7%, primarily driven by higher pricing, partially offset by mix change, higher SG&A costs and lower shipment volume. Adjusted OCI margins decreased by 1.7 percentage points to 67.2%.

Table 5 - Oral Tobacco Products: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2024	2023	Change	2024	2023	Change
Net revenues	$722	$685	5.4%	$2,084	$1,993	4.6%
Excise taxes	(27)	(28)		(76)	(85)
Revenues net of excise taxes	$695	$657	5.8%	$2,008	$1,908	5.2%

Reported OCI	$464	$455	2.0%	$996	$1,314	(24.2)%
Asset impairment	—	—		354	—
Adjusted OCI	$464	$455	2.0%	$1,350	$1,314	2.7%
Reported OCI margins [1]	66.8%	69.3%	(2.5) pp	49.6%	68.9%	(19.3) pp
Adjusted OCI margins [1]	66.8%	69.3%	(2.5) pp	67.2%	68.9%	(1.7) pp
1 Reported and adjusted OCI margins are calculated as reported and adjusted OCI, respectively, divided by revenues net of excise taxes.

Shipment Volume
Third Quarter
•Oral tobacco products segment reported domestic shipment volume increased 1.2%, primarily driven by the industry’s growth rate, calendar differences and other factors, partially offset by retail share losses and trade inventory movements. When adjusted for calendar differences and trade inventory movements, oral tobacco products segment shipment volume decreased by an estimated 1%.
First Nine Months
•Oral tobacco products segment reported domestic shipment volume decreased 1.3%, primarily driven by retail share losses and trade inventory movements, partially offset by the industry’s growth rate, calendar differences and other factors. When adjusted for calendar differences and trade inventory movements, oral tobacco products segment shipment volume decreased by an estimated 2.5%.
•Total oral tobacco industry volume increased by an estimated 7.5% over the six months ended September 30, 2024, primarily driven by growth in oral nicotine pouches, partially offset by declines in MST volumes.

Table 6 - Oral Tobacco Products: Reported Shipment Volume (cans and packs in millions)

	Third Quarter			Nine Months Ended September 30,
	2024	2023	Change	2024	2023	Change
Copenhagen	101.4	109.4	(7.3)%	304.4	333.3	(8.7)%
Skoal	37.4	40.4	(7.4)%	111.6	123.3	(9.5)%
on!	41.9	28.7	46.0%	116.4	83.9	38.7%
Other	16.4	16.3	0.6%	50.0	49.3	1.4%
Total oral tobacco products	197.1	194.8	1.2%	582.4	589.8	(1.3)%
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is currently not material to our oral tobacco products segment. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.

Retail Share and Brand Activity
Third Quarter
•Oral tobacco products segment retail share was 37.6%, as share declines for MST products were partially offset by oral nicotine pouch segment share growth.
•Total U.S. oral tobacco category share for on! nicotine pouches was 8.9%, an increase of 2.0 share points versus the prior year and 0.8 share points sequentially.
•The U.S. nicotine pouch category grew to 43.9% of the U.S. oral tobacco category, an increase of 11.4 share points versus the prior year. In addition, on!’s share of the nicotine pouch category was 20.3%, a decrease of 0.9 share points versus the prior year and an increase of 0.9 share points sequentially.
First Nine Months
•Oral tobacco products segment retail share was 37.8%, as share declines for MST products were partially offset by oral nicotine pouch segment share growth.
•Total U.S. oral tobacco category share for on! nicotine pouches was 8.0%, an increase of 1.2 share points versus the prior year.
•The U.S. nicotine pouch category grew to 41.9% of the U.S. oral tobacco category, an increase of 12.4 share points versus the prior year. In addition, on!’s share of the nicotine pouch category was 19.1%, a decrease of 3.8 share points versus the prior year.

Table 7 - Oral Tobacco Products: Retail Share (percent)

	Third Quarter			Nine Months Ended September 30,
	2024	2023	Percentage point change	2024	2023	Percentage point change
Copenhagen	18.7%	23.0%	(4.3)	19.4%	24.1%	(4.7)
Skoal	7.4	9.1	(1.7)	7.7	9.6	(1.9)
on!	8.9	6.9	2.0	8.0	6.8	1.2
Other	2.6	2.8	(0.2)	2.7	2.9	(0.2)
Total oral tobacco products	37.6%	41.8%	(4.2)	37.8%	43.4%	(5.6)
Note: Our oral tobacco products segment’s retail share results exclude international volume, which is currently not material to our oral tobacco products segment. Retail share results for oral tobacco products are based on data from Circana, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Oral tobacco products are defined by Circana as domestic tobacco derived oral products, in the form of MST, snus and oral nicotine pouches. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is the standard practice of retail services to periodically refresh their retail scan services, which could restate retail share results that were previously released in these services.

Altria’s Profile
We have a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Our Vision is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). We are Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, our businesses and society.
Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S. cigar manufacturer. Our smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, Helix Innovations LLC (Helix), a leading manufacturer of oral nicotine pouches, and NJOY, LLC (NJOY), an e-vapor manufacturer with a commercialized product portfolio fully covered by marketing granted orders from the U.S. Food and Drug Administration (FDA).
Additionally, we have a majority-owned joint venture, Horizon Innovations LLC (Horizon), for the U.S. marketing and commercialization of heated tobacco stick products.
Our equity investments include Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.
The brand portfolios of our operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, on!® and NJOY®. Trademarks related to Altria referenced in this release are the property of Altria or our subsidiaries or are used with permission.
Learn more about Altria at www.altria.com and follow us on X (formerly known as Twitter), Facebook and LinkedIn.

Basis of Presentation
We report our financial results in accordance with GAAP. Our management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, our segments. Our management also reviews certain financial results, including OCI, OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items, including those items noted under “2024 Full-Year Guidance.” Our management does not view any of these special items to be part of our underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Our management also reviews income tax rates on an adjusted basis. Our adjusted effective tax rate may exclude certain income tax items from our reported effective tax rate. Our management believes that adjusted financial measures provide useful additional insight into underlying business trends and results, and provide a more meaningful comparison of year-over-year results. Our management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating capital and other resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not required by, or calculated in accordance with, GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. We provide reconciliations of historical adjusted financial measures to corresponding GAAP measures in this release.
We use the equity method of accounting for our investment in ABI and Cronos and report our share of ABI’s and Cronos’s results using a one-quarter lag because ABI’s and Cronos’s results are not available in time for us to record them in the concurrent period. The one-quarter reporting lag for ABI and Cronos does not affect our cash flows. We accounted for our former investment in the equity securities of JUUL at fair value.
Our reportable segments are (i) smokeable products, consisting of combustible cigarettes and machine-made large cigars, and (ii) oral tobacco products, consisting of MST, snus and oral nicotine pouches. We have included results for NJOY, Horizon, Helix International, and other business activities, substantially all of which consist of research and development expense related to certain new product platforms and technologies in “All Other.” Comparisons are to the corresponding prior-year period unless otherwise stated.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that are subject to a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results to differ materially from those contained in the forward-looking statements included in this release are described in our publicly filed reports, including our Annual Report on Form 10-K for the year ended December 31, 2023. These factors include the following:
▪our inability to anticipate and respond to changes in adult tobacco consumer preferences and purchase behavior;
▪our inability to compete effectively;
▪the growth of the e-vapor category, including illicit disposable e-vapor products, which contributes to reductions in domestic cigarette consumption levels and shipment volume;
▪the risks associated with illicit trade in tobacco products (including counterfeit products, illegally imported products, illicit disposable e-vapor products and oral nicotine pouch products) and the sale of products designed to avoid the regulatory framework for tobacco products, such as products using nicotine analogues, each of which contribute to reductions in the consumption levels and shipment volumes of our businesses’ products;
▪our failure to develop and commercialize innovative products, including tobacco products that may reduce health risks relative to other tobacco products and appeal to adult tobacco consumers;
▪changes, including in macroeconomic and geopolitical conditions (including inflation), that result in shifts in adult tobacco consumer disposable income and purchasing behavior, including choosing lower-priced and discount brands or products, and reductions in shipment volumes;
▪unfavorable outcomes with respect to litigation proceedings or any governmental investigations, including significant monetary and non-monetary remedies and importation bans;
▪the risks associated with significant federal, state and local government actions, including FDA regulatory actions and inaction, and various private sector actions;
▪increases in tobacco product-related taxes;
▪our failure to complete or manage successfully strategic transactions, including the NJOY Transaction and other acquisitions, dispositions, joint ventures and investments in third parties, or realize the anticipated benefits of such transactions;
▪significant changes in price, availability or quality of tobacco, other raw materials or component parts, including as a result of changes in macroeconomic, climate and geopolitical conditions;
▪our reliance on a few significant facilities and a small number of key suppliers, distributors and distribution chain service providers and the risks associated with an extended disruption at a facility or in service by a supplier, distributor or distribution chain service provider;
▪the risk that we may be required to write down intangible assets, including trademarks and goodwill, due to impairment;
▪the risk that we could decide, or be required, to recall products;
▪the various risks related to health epidemics and pandemics and the measures that international, federal, state and local governments, agencies, law enforcement and health authorities implement to address them;
▪our inability to attract and retain a highly skilled and diverse workforce due to the decreasing social acceptance of tobacco usage, tobacco control actions and other factors;
▪the risks associated with the various U.S. and foreign laws and regulations to which we are subject due to our international business operations;
▪the risks concerning a challenge to our tax positions, an increase in the income tax rate or other changes to federal or state tax laws;
▪the risks associated with legal and regulatory requirements related to climate change and other environmental sustainability matters;

▪disruption and uncertainty in the credit and capital markets, including risk of losing access to these markets;
▪a downgrade or potential downgrade of our credit ratings;
▪our inability to attract investors due to increasing investor expectations of our performance relating to corporate responsibility factors, including environmental, social and governance matters;
▪the failure of our, or our key service providers’ or key suppliers’, information systems to function as intended, or cyber-attacks or security breaches affecting us or our key service providers or key suppliers;
▪our failure, or the failure of our key service providers or key suppliers, to comply with laws related to personal data protection, privacy, artificial intelligence and information security;
▪our ability to recognize the expected cost savings in connection with the Initiative or successfully reinvest those savings in our businesses in support of our Vision and 2028 Enterprise Goals, in each case, in the expected manner or time frame or at all;
▪the risk that the expected benefits of our investment in ABI may not materialize in the expected manner or timeframe or at all, including due to macroeconomic and geopolitical conditions; foreign currency exchange rates; ABI’s business results; ABI’s share price; impairment losses on the value of our investment; our incurrence of additional tax liabilities related to our investment in ABI; and reductions in the number of directors that we can have appointed to the ABI board of directors; and
▪the risks associated with our investment in Cronos, including legal, regulatory and reputational risks and the risk that the expected benefits of the transaction may not materialize in the expected manner or timeframe or at all.
You should understand that it is not possible to predict or identify all factors and risks. Consequently, you should not consider the foregoing list to be complete. We do not undertake to update any forward-looking statement that we may make from time to time except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.	Altria Client Services	Altria Client Services
Mac Livingston, Vice President of Investor Relations	Investor Relations	Media Relations
Richard.M.Livingston@altria.com	804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	2024	2023	% Change

Net revenues	$6,259	$6,281	(0.4)%
Cost of sales [1]	1,536	1,578
Excise taxes on products [1]	915	1,004
Gross profit	3,808	3,699	2.9%
Marketing, administration and research costs	526	505
Operating companies income	3,282	3,194	2.8%
Amortization of intangibles	38	42
General corporate expenses	92	63
Operating income	3,152	3,089	2.0%
Interest and other debt expense, net	267	272
Net periodic benefit income, excluding service cost	(25)	(33)
(Income) losses from investments in equity securities [1]	(116)	(58)
Earnings before income taxes	3,026	2,908	4.1%
Provision for income taxes	733	742
Net earnings	$2,293	$2,166	5.9%

Per share data:
Diluted earnings per share	$1.34	$1.22	9.8%

Weighted-average diluted shares outstanding	1,703	1,773	(3.9)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from investments in equity securities is shown in Schedule 5.

				Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended September 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	All Other	Total
2024	$5,540	$722	$(3)	$6,259
2023	5,572	685	24	6,281
% Change	(0.6)%	5.4%	(100%+)	(0.4)%

Reconciliation:
For the quarter ended September 30, 2023	$5,572	$685	$24	$6,281
Operations	(32)	37	(27)	(22)
For the quarter ended September 30, 2024	$5,540	$722	$(3)	$6,259

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	All Other	Total
2024	$2,937	$464	$(119)	$3,282
2023	2,743	455	(4)	3,194
% Change	7.1%	2.0%	(100%+)	2.8%

Reconciliation:
For the quarter ended September 30, 2023	$2,743	$455	$(4)	$3,194

NPM Adjustment Items - 2023	(15)	—	—	(15)
Tobacco and health and certain other litigation items - 2023	13	—	—	13
	(2)	—	—	(2)

NPM Adjustment Items - 2024	23	—	—	23
Tobacco and health and certain other litigation items - 2024	(21)	—	—	(21)
	2	—	—	2
Operations	194	9	(115)	88
For the quarter ended September 30, 2024	$2,937	$464	$(119)	$3,282

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	2024	2023	% Change

Net revenues	$18,044	$18,508	(2.5)%
Cost of sales [1]	4,575	4,693
Excise taxes on products [1]	2,706	3,030
Gross profit	10,763	10,785	(0.2)%
Marketing, administration and research costs	1,521	1,396
Asset impairment	354	—
Operating companies income	8,888	9,389	(5.3)%
Amortization of intangibles	102	87
General corporate expenses	427	551
Operating income	8,359	8,751	(4.5)%
Interest and other debt expense, net	782	758
Net periodic benefit income, excluding service cost	(74)	(95)
(Income) losses from investments in equity securities [1]	(530)	(105)
Gain on the sale of IQOS System commercialization rights	(2,700)	—
Earnings before income taxes	10,881	8,193	32.8%
Provision for income taxes	2,656	2,123
Net earnings	$8,225	$6,070	35.5%

Per share data[2]:
Diluted earnings per share	$4.75	$3.40	39.7%

Weighted-average diluted shares outstanding	1,726	1,780	(3.0)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from investments in equity securities is shown in Schedule 5.

[2] Diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

				Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Nine Months Ended September 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	All Other	Total
2024	$15,941	$2,084	$19	$18,044
2023	16,482	1,993	33	18,508
% Change	(3.3)%	4.6%	(42.4)%	(2.5)%

Reconciliation:
For the nine months ended September 30, 2023	$16,482	$1,993	$33	$18,508
Operations	(541)	91	(14)	(464)
For the nine months ended September 30, 2024	$15,941	$2,084	$19	$18,044

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	All Other	Total
2024	$8,183	$996	$(291)	$8,888
2023	8,092	1,314	(17)	9,389
% Change	1.1%	(24.2)%	(100%+)	(5.3)%

Reconciliation:
For the nine months ended September 30, 2023	$8,092	$1,314	$(17)	$9,389

NPM Adjustment Items - 2023	(15)	—	—	(15)
Tobacco and health and certain other litigation items - 2023	65	—	—	65
	50	—	—	50

NPM Adjustment Items - 2024	29	—	—	29
Asset impairment - 2024	—	(354)	—	(354)
Tobacco and health and certain other litigation items - 2024	(59)	—	—	(59)
	(30)	(354)	—	(384)
Operations	71	36	(274)	(167)
For the nine months ended September 30, 2024	$8,183	$996	$(291)	$8,888

Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$888	$976	$2,630	$2,945
Oral tobacco products	27	28	76	85
	$915	$1,004	$2,706	$3,030

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$875	$921	$2,654	$2,832
Oral tobacco products	3	—	8	3
	$878	$921	$2,662	$2,835

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$66	$63	$190	$193
Oral tobacco products	2	2	4	4
	$68	$65	$194	$197

The detail of (income) losses from investments in equity securities is as follows:

ABI	$(121)	$(61)	$(555)	$(401)
Cronos	5	3	25	46
JUUL	—	—	—	250
	$(116)	$(58)	$(530)	$(105)

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2024 Net Earnings	$2,293	$1.34
2023 Net Earnings	$2,166	$1.22
% Change	5.9%	9.8%

Reconciliation:
2023 Net Earnings	$2,166	$1.22

2023 NPM Adjustment Items	(11)	—
2023 Acquisition, disposition and integration-related items	9	—
2023 Tobacco and health and certain other litigation items	17	0.01
2023 ABI-related special items	65	0.03
2023 Income tax items	29	0.02
Subtotal 2023 special items	109	0.06

2024 NPM Adjustment Items	15	0.01
2024 Acquisition, disposition and integration-related items	(33)	(0.02)
2024 Tobacco and health and certain other litigation items	(16)	(0.01)
2024 ABI-related special items	(18)	(0.01)
2024 Cronos-related special items	(1)	—
2024 Income tax items	(11)	(0.01)
Subtotal 2024 special items	(64)	(0.04)

Fewer shares outstanding	—	0.05
Change in tax rate	17	0.01
Operations	65	0.04
2024 Net Earnings	$2,293	$1.34

				Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Diluted EPS
2024 Reported	$3,026	$733	$2,293	$1.34
NPM Adjustment Items	(21)	(6)	(15)	(0.01)
Acquisition, disposition and integration-related items	44	11	33	0.02
Tobacco and health and certain other litigation items	22	6	16	0.01
ABI-related special items	23	5	18	0.01
Cronos-related special items	2	1	1	—
Income tax items	—	(11)	11	0.01
2024 Adjusted for Special Items	$3,096	$739	$2,357	$1.38

2023 Reported	$2,908	$742	$2,166	$1.22
NPM Adjustment Items	(15)	(4)	(11)	—
Acquisition, disposition and integration-related items	13	4	9	—
Tobacco and health and certain other litigation items	23	6	17	0.01
ABI-related special items	82	17	65	0.03
Income tax items	—	(29)	29	0.02
2023 Adjusted for Special Items	$3,011	$736	$2,275	$1.28

2024 Reported Net Earnings			$2,293	$1.34
2023 Reported Net Earnings			$2,166	$1.22
% Change			5.9%	9.8%

2024 Net Earnings Adjusted for Special Items			$2,357	$1.38
2023 Net Earnings Adjusted for Special Items			$2,275	$1.28
% Change			3.6%	7.8%

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS[1]
2024 Net Earnings	$8,225	$4.75
2023 Net Earnings	$6,070	$3.40
% Change	35.5%	39.7%

Reconciliation:
2023 Net Earnings	$6,070	$3.40

2023 NPM Adjustment Items	(11)	—
2023 Acquisition, disposition and integration-related items	10	—
2023 Tobacco and health and certain other litigation items	318	0.18
2023 Loss on disposition of JUUL equity securities	250	0.14
2023 ABI-related special items	43	0.02
2023 Cronos-related special items	30	0.02
2023 Income tax items	29	0.02
Subtotal 2023 special items	669	0.38

2024 NPM Adjustment Items	20	0.01
2024 Acquisition, disposition and integration-related items	1,849	1.07
2024 Asset impairment	(264)	(0.15)
2024 Tobacco and health and certain other litigation items	(68)	(0.04)
2024 ABI-related special items	30	0.01
2024 Cronos-related special items	(20)	(0.01)
2024 Income tax items	41	0.02
Subtotal 2024 special items	1,588	0.91

Fewer shares outstanding	—	0.12
Change in tax rate	35	0.02
Operations	(137)	(0.08)
2024 Net Earnings	$8,225	$4.75

[1] Diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.
es) per share attributable to Altria are computed independently for each period. Accordingly, t

				Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Diluted EPS[1]
2024 Reported	$10,881	$2,656	$8,225	$4.75
NPM Adjustment Items	(27)	(7)	(20)	(0.01)
Acquisition, disposition and integration-related items	(2,513)	(664)	(1,849)	(1.07)
Asset impairment	354	90	264	0.15
Tobacco and health and certain other litigation items	90	22	68	0.04
ABI-related special items	(39)	(9)	(30)	(0.01)
Cronos-related special items	22	2	20	0.01
Income tax items	—	41	(41)	(0.02)
2024 Adjusted for Special Items	$8,768	$2,131	$6,637	$3.84

2023 Reported	$8,193	$2,123	$6,070	$3.40
NPM Adjustment Items	(15)	(4)	(11)	—
Acquisition, disposition and integration-related items	14	4	10	—
Tobacco and health and certain other litigation items	424	106	318	0.18
Loss on disposition of JUUL equity securities	250	—	250	0.14
ABI-related special items	54	11	43	0.02
Cronos-related special items	30	—	30	0.02
Income tax items	—	(29)	29	0.02
2023 Adjusted for Special Items	$8,950	$2,211	$6,739	$3.78

2024 Reported Net Earnings			$8,225	$4.75
2023 Reported Net Earnings			$6,070	$3.40
% Change			35.5%	39.7%

2024 Net Earnings Adjusted for Special Items			$6,637	$3.84
2023 Net Earnings Adjusted for Special Items			$6,739	$3.78
% Change			(1.5)%	1.6%

[1] Diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

1 Basic and diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts

				Schedule 10
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Year Ended December 31, 2023
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Diluted EPS
2023 Reported	$10,928	$2,798	$8,130	$4.57
NPM Adjustment Items	(50)	(12)	(38)	(0.02)
Acquisition, disposition and integration-related items	35	9	26	0.01
Tobacco and health and certain other litigation items	430	107	323	0.18
Loss on disposition of JUUL equity securities	250	—	250	0.14
ABI-related special items	89	19	70	0.03
Cronos-related special items	29	—	29	0.02
Income tax items	—	(32)	32	0.02
2023 Adjusted for Special Items	$11,711	$2,889	$8,822	$4.95

		Schedule 11
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	September 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$1,897	$3,686
Inventories	1,101	1,215
Other current assets	501	684
Property, plant and equipment, net	1,618	1,652
Goodwill and other intangible assets, net	19,955	20,477
Investments in equity securities	8,153	10,011
Other long-term assets	942	845
Total assets	$34,167	$38,570

Liabilities and Stockholders’ Equity (Deficit)
Current portion of long-term debt	$1,585	$1,121
Accrued settlement charges	2,118	2,563
Deferred gain from the sale of IQOS System commercialization rights	—	2,700
Other current liabilities	4,293	4,935
Long-term debt	23,570	25,112
Deferred income taxes	3,208	2,799
Accrued pension costs	125	130
Accrued postretirement health care costs	1,090	1,079
Other long-term liabilities	1,596	1,621
Total liabilities	37,585	42,060
Total stockholders’ equity (deficit) attributable to Altria	(3,468)	(3,540)
Noncontrolling interest	50	50
Total liabilities and stockholders’ equity (deficit)	$34,167	$38,570

Total debt	$25,155	$26,233

					Schedule 12
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Quarters Ended September 30,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	General corporate expenses	Interest and other debt (income) expense, net	(Income) losses from investments in equity securities
2024 Special Items - (Income) Expense
NPM Adjustment Items	$(23)	$—	$—	$2	$—
Acquisition, disposition and integration-related items	—	—	44	—	—
Tobacco and health and certain other litigation items	—	21	—	1	—
ABI-related special items	—	—	—	—	23
Cronos-related special items	—	—	—	—	2

2023 Special Items - (Income) Expense
NPM Adjustment Items	$(15)	$—	$—	$—	$—
Acquisition, disposition and integration-related items	—	—	15	(2)	—
Tobacco and health and certain other litigation items	—	13	10	—	—
ABI-related special items	—	—	—	—	82

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.

							Schedule 13
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Nine Months Ended September 30,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	Asset impairment	General corporate expenses	Interest and other debt (income) expense, net	(Income) losses from investments in equity securities	Gain on the sale of IQOS System commercialization rights
2024 Special Items - (Income) Expense
NPM Adjustment Items	$(29)	$—	$—	$—	$2	$—	$—
Acquisition, disposition and integration-related items	—	—	—	187		—	(2,700)
Asset impairment	—	—	354	—	—	—	—
Tobacco and health and certain other litigation items	—	59	—	30	1	—	—
ABI-related special items	—	—	—	59	3	(101)	—
Cronos-related special items	—	—	—	—	—	22	—

2023 Special Items - (Income) Expense
NPM Adjustment Items	$(15)	$—	$—	$—	$—	$—	$—
Acquisition, disposition and integration-related items	—	—	—	59	(45)	—	—
Tobacco and health and certain other litigation items	—	65	—	348	11	—	—
Loss on disposition of JUUL equity securities	—	—	—	—	—	250	—
ABI-related special items	—	—	—	—	—	54	—
Cronos-related special items	—	—	—	—	—	30	—

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in our consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.